CONTACT:	Daniel T. Hendrix
Chairman and Chief Executive Officer
Patrick C. Lynch
Senior Vice President and Chief Financial Officer
(770) 437-6800

Bruce Brooks, Interface, Inc.
(404) 543-3530, bruce.brooks@interface.com

FOR IMMEDIATE RELEASE

INTERFACE REPORTS FIRST QUARTER 2014 RESULTS

ATLANTA, Georgia, April 23, 2014 – Interface, Inc. (Nasdaq: TILE), a worldwide carpet tile company and global leader in sustainability, today announced results for the first quarter ended March 30, 2014.

“The first quarter is our seasonally slowest period, and as previously mentioned we also were impacted this year by severe winter weather and the recommencement of local manufacturing at our new plant in Australia,” said Daniel T. Hendrix, Chairman and Chief Executive Officer of the Company.  “Despite poor weather conditions that cost us several manufacturing and field sales days, our flagship Americas modular business posted healthy contributions from non-office segments.  Our Europe business came roaring back during the quarter, with strong growth coming in both office and non-office segments, primarily within our key countries of the U.K., Holland and Germany.  Asia-Pacific was the top line weakness, due to a combination of soft market conditions, the transition in Australia from an import model to the start-up of our new plant, and a more pronounced seasonal impact from the Chinese New Year.  On a very positive front, consolidated orders during the quarter increased 8% to $241 million, with a strengthening progression throughout the period – up 2%, 6% and 14% in January, February and March, respectively.”

FIRST QUARTER 2014 FINANCIAL SUMMARY & HIGHLIGHTS

Sales:  Sales for the first quarter of 2014 were $219.0 million, up 4.1% from sales of $210.4 million in the first quarter of 2013.

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In our Americas business, first quarter sales increased 5% year-over-year.  The growth occurred across all non-office segments, with hospitality (up 26%), retail (up 18%) and education (up 12%) having the largest percentage gains, partially offset by a modest decline in the corporate office segment (down 2%).  FLOR sales were up 6% year-over-year, reflecting the impact of harsh winter weather in January and February that decreased store traffic and lowered overall consumer sentiment.  FLOR rebounded strongly in March, resulting in its orders for the first quarter increasing 18% over the prior year period.

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Our Europe business gained further momentum, with sales up 15% (or 11% in local currency) compared with the first quarter last year.  The corporate office segment accounted for most of the growth (up 13%, or 8% in local currency), while non-office segments collectively posted their first improvement in several years (up 21%, or 16% in local currency).

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Sales in the Asia-Pacific region were down 17%, primarily due to a drop in business in Australia as a result of longer lead times and service issues following the 2012 plant fire as well as currency translation effects.  The January start-up of our new manufacturing facility in Australia and the Chinese New Year holiday also had negative top line impacts in the region.

INTERFACE REPORTS FIRST QUARTER 2014 RESULTS

Operating Income:  Operating income in the first quarter of 2014 was $12.0 million, or 5.5% of sales, compared with operating income of $14.0 million, or 6.7% of sales, in the first quarter last year.  The year-over-year decline in operating income is primarily attributable to lower sales volume in the Asia-Pacific region, higher SG&A spending, and under-absorption of fixed overhead costs associated with the recommencement of manufacturing in Australia in the first quarter of 2014.

Net Income:  Net income during the first quarter of 2014 was $4.0 million, or $0.06 per diluted share.  This compares with net income of $5.1 million, or $0.08 per diluted share, in the first quarter last year, excluding a one-time tax dispute resolution benefit of $1.9 million.  Including the tax resolution benefit, net income in the first quarter last year was $7.0 million, or $0.11 per diluted share.

Patrick C. Lynch, Senior Vice President and Chief Financial Officer, commented, “Gross margin improved 20 basis points compared with the first quarter last year, which is a good result considering the negative variances associated with the start-up of our new plant in Australia.  We are optimistic that gross margin will further expand throughout the year as we continue to ramp up our Australia plant, implement additional lean manufacturing initiatives, and realize enhanced fixed cost absorption as Europe’s sales volume grows.”

Mr. Hendrix concluded, “While the first quarter was a slower start than we expected, we still feel confident about our opportunities this year.  Our resurgence in Europe holds a lot of promise, and we expect our recovery there to continue – and perhaps accelerate – throughout 2014.  Our Americas business is healthy, with strong results in non-office segments, and we believe we’re soundly outperforming our competitors in the region.  The pipeline of project activity in both the Americas and Southeast Asia is improving nicely, and we’re recapturing market share in Australia with improved service levels from our new manufacturing facility.  Based on our positive order trend alongside our organic growth platforms, we expect greater top line improvement for the rest of the year.  Our focus will remain on expanding gross margin, containing SG&A expenses as sales volume grows, and increasing our bottom line.”

Webcast and Conference Call Information

The Company will host a conference call tomorrow morning, April 24, 2014, at 9:00 a.m. Eastern Time, to discuss its first quarter 2014 results.  The conference call will be simultaneously broadcast live over the Internet.  Listeners may access the conference call live over the Internet at the following address: http://edge.media-server.com/m/p/x9tsycyo/lan/en or through the Company's website at: http://www.interfaceglobal.com/Investor-Relations.aspx. The archived version of the webcast will be available at these sites for one year beginning approximately one hour after the call ends.

Interface, Inc. is the world’s largest manufacturer of modular carpet, which it markets under the Interface and FLOR brands. The Company is committed to the goal of sustainability and doing business in ways that minimize the impact on the environment while enhancing shareholder value.

INTERFACE REPORTS FIRST QUARTER 2014 RESULTS

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Except for historical information contained herein, the other matters set forth in this news release are forward-looking statements.  The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including risks and uncertainties associated with economic conditions in the commercial interiors industry as well as the risks and uncertainties discussed under the heading “Risk Factors” included in Item 1A of the Company's Annual Report on Form 10-K for the fiscal year ended December 29, 2013, which discussion is incorporated herein by this reference, including, but not limited to, the discussion of specific risks and uncertainties under the headings “Sales of our principal products have been and may continue to be affected by adverse economic cycles in the renovation and construction of commercial and institutional buildings,” "We compete with a large number of manufacturers in the highly competitive commercial floorcovering products market, and some of these competitors have greater financial resources than we do,” “Our success depends significantly upon the efforts, abilities and continued service of our senior management executives and our principal design consultant, and our loss of any of them could affect us adversely,” “Our substantial international operations are subject to various political, economic and other uncertainties that could adversely affect our business results, including by restrictive taxation or other government regulation and by foreign currency fluctuations,” “The worldwide financial and credit crisis could have a material adverse effect on our business, financial condition and results of operations,” “Concerns regarding the European sovereign debt crisis and market perceptions about the instability of the euro, the potential re-introduction of individual currencies within the Eurozone, or the potential dissolution of the euro entirely, could adversely affect our business, results of operations or financial condition,” “Large increases in the cost of petroleum-based raw materials could adversely affect us if we are unable to pass these cost increases through to our customers,” “Unanticipated termination or interruption of any of our arrangements with our primary third party suppliers of synthetic fiber could have a material adverse effect on us,” “We have a significant amount of indebtedness, which could have important negative consequences to us,” “The market price of our common stock has been volatile and the value of your investment may decline,” “Our earnings in a future period could be adversely affected by non-cash adjustments to goodwill, if a future test of goodwill assets indicates a material impairment of those assets,” and “Our Rights Agreement could discourage tender offers or other transactions for our stock that could result in shareholders receiving a premium over the market price for our stock.”  Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made.  The Company assumes no responsibility to update or revise forward-looking statements made in this press release and cautions readers not to place undue reliance on any such forward-looking statements.

- TABLES FOLLOW –

INTERFACE REPORTS FIRST QUARTER 2014 RESULTS

Consolidated Condensed Statements of Operations	Three Months Ended
(In thousands, except per share data)	03/30/14	03/31/13

Net Sales	$218,992	$210,369
Cost of Sales	144,306	139,117
Gross Profit	74,686	71,252
Selling, General & Administrative Expenses	62,659	57,258
Operating Income	12,027	13,994
Interest Expense	5,498	6,158
Other Expense (Income), Net	(26)	407
Income (Loss) Before Taxes	6,555	7,429
Income Tax Expense	2,530	432
Net Income	$4,025	$6,997

Earnings Per Share – Basic	$0.06	$0.11

Earnings Per Share – Diluted	$0.06	$0.11

Common Shares Outstanding – Basic	66,471	66,116
Common Shares Outstanding – Diluted	66,572	66,274

Orders from Continuing Operations	$241,200	$222,500

Consolidated Condensed Balance Sheets
(In thousands)	03/30/14	12/29/13
Assets
Cash	$62,492	$72,883
Accounts Receivable	127,204	131,936
Inventory	170,507	149,643
Other Current Assets	34,419	33,643
Total Current Assets	394,622	388,105
Property, Plant & Equipment	235,406	230,845
Other Assets	177,663	177,385
Total Assets	$807,691	$796,335

Liabilities
Accounts Payable	$54,497	$52,515
Accrued Liabilities	76,267	77,672
Total Current Liabilities	130,764	130,187
Senior Notes	247,500	247,500
Long-Term Debt	30,907	26,326
Other Long-Term Liabilities	51,965	51,535
Total Liabilities	461,136	455,548
Shareholders’ Equity	346,555	340,787
Total Liabilities and Shareholders’ Equity	$807,691	$796,335

INTERFACE REPORTS FIRST QUARTER 2014 RESULTS

Consolidated Condensed Statements of Cash Flows	Three Months Ended
(In millions)	03/30/14		03/31/13

Net Income		$4.0		$7.0
Depreciation and Amortization		8.8		6.7
Deferred Income Taxes and Other Items		(0.2)		1.4
Change in Working Capital
Accounts Receivable	8.1		21.9
Inventories	(20.0)		(17.1)
Prepaids and Other Current Assets	0.0		(10.3)
Accounts Payable and Accrued Expenses	(3.3)		(18.6)
Cash Used in Operating Activities		(2.6)		(9.0)
Cash Used in Investing Activities		(10.0)		(15.4)
Cash Provided by (Used in) Financing Activities		2.3		(0.8)
Effect of Exchange Rate Changes on Cash		0.0		(0.3)
Net Decrease in Cash		$(10.3)		$(25.5)

Reconciliation of Non-GAAP Performance Measures to GAAP Performance Measures
(In millions, except per share amounts)

Three Months Ended 03/31/13
Net Income Excluding Tax Dispute Resolution	$5.1
Tax Dispute Resolution	1.9
Net Income, As Reported	$7.0

Three Months Ended 03/31/13
Earnings per Share Excluding Tax Dispute Resolution	$0.08
Tax Dispute Resolution	0.03
Earnings per Share, As Reported	$0.11

The Company believes that the above non-GAAP performance measures, which management uses in managing and evaluating the Company’s business, may provide users of the Company’s financial information with additional meaningful bases for comparing the Company’s current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period.  However, these non-GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company’s reported results under accounting principles generally accepted in the United States.  Tax effects identified above (when applicable) are calculated using the statutory tax rate for the jurisdictions in which the charge or income occurred.

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